Exhibit 10(c)

MATCHING GIFT PROGRAM
A.PURPOSE
Acuity Inc. (the “Corporation”) has for many years made contributions to philanthropic organizations. The matching gift program described below has been developed to afford the directors of the Corporation and senior management of Acuity, on a voluntary basis, an opportunity to direct a portion of the Corporation’s philanthropic giving to organizations of greatest importance to them.

B.THE PROGRAM
The Corporation will match, on a dollar for dollar basis, cash contributions of at least Fifty Dollars ($50) by Eligible Contributors to Eligible Recipients up to a total maximum of Two Thousand Five Hundred Dollars ($2,500) per Eligible Contributor per fiscal year, except that the total maximum for each executive officer and director of the Corporation and president of an operating unit will be Five Thousand Dollars ($5,000) per fiscal year. Contributions may go to more than one Eligible Recipient. Only contributions (not pledges) will be matched. A contribution by an Eligible Contributor may be designated for a specific use, but the Corporation’s matching grants will be unrestricted, except as provided below.

C.ELIGIBLE CONTRIBUTORS
All Board of Directors of the Corporation, Executive Vice Presidents and Senior Vice Presidents as of the commencement of each fiscal year will be eligible to participate in the Program during such fiscal year.

D.ELIGIBLE RECIPIENTS
Subject to the conditions set forth below, the following types of institutions will be eligible to receive matching gifts under the Program:

1.Educational Institutions – Institutions with a regular faculty and curriculum that normally have a regularly enrolled student body attending classes on site. Contributions to such Eligible Recipients must be used for educational purposes.
2.Health and Welfare Organizations – The Red Cross, Cancer and Heart Funds, March of Dimes, and similar health and welfare organizations.
3.Hospitals – Accredited, public hospitals.
4.Youth Groups – YMCA, YWCA, 4-H Clubs, Junior Achievement, Scouting, Big Brother/Sister Organizations, and similar groups.
5.Cultural Organizations – Recognized cultural organizations and institutions available to the general public, such as museums, libraries, botanical or zoological societies, public radio and television stations, performing arts organizations, including symphony orchestras, and opera, ballet, dance, and theater groups.
A.CONDITIONS
To qualify, the Eligible Recipient must:
1.be located in the United States;
2.be a not-for-profit organization and be recognized by the Internal Revenue Service as an organization with respect to which contributions are deductible for Federal Income Tax purposes; and
3.must not be a:
(a)political organization or campaign;
(b)religious organization with religious purposes (i.e., church, synagogue, mosque, etc.);
(c)War Veterans organization; or
(d)United Way, Community Chest, or other federated drive (the Corporation already participates in the United Way campaign).

The Corporation will not match any payments for tuition or fees in lieu of tuition, dues, fees, subscriptions, memberships, courtesy advertising, tickets, products, services, fund raising dinners, or any payment which results in personal benefit to the Eligible Contributor.

E.ADMINISTRATION
Eligible Contributors desiring the Corporation to match any qualifying contribution should submit their check made payable to the Eligible Recipient and a completed application in the form attached hereto to the Program Administrator (Lisa Larkins). The Eligible Contributor’s contribution and the Corporation’s matching contribution will be mailed directly to the Eligible Recipient with an appropriate cover letter. A copy of the cover letter will be sent to the Eligible Contributor for his or her records.

F.TERMINATION OF PROGRAM
This Program may be terminated by the Board of Directors of the Corporation at any regular meeting. Eligible Contributors will be promptly notified of any such termination.

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